Exhibit 99.1

             The Knot Reports Fourth Quarter and 2005 Year
   End Financial Results; 2005 Net Income Rises Threefold on a 24%
              Revenue Gain; Online Advertising Rises 47%

    NEW YORK--(BUSINESS WIRE)--Feb. 9, 2006--

              Reminder: Conference Call Today at 2:30 ET
                  Dial In 800-638-7172 (ID# 4399782)

    The Knot, Inc. (NASDAQ: KNOT, www.theknot.com), a leading national lifestage media company offering the premier wedding resource, today reported financial results for its fourth quarter and twelve months ended December 31, 2005.

    2005 Financial Performance

    For the year ended December 31, 2005, The Knot's net revenue rose to $51.4 million, an increase of 24% from $41.4 million in 2004. The revenue growth was the result of a 47% increase in national and local online advertising programs and a 21% gain in publishing. These strong gains in The Knot's media revenue substantially more than offset a 4% decline in merchandising revenue.
    Net income for 2005 was $4.0 million, or $0.17 per basic and $0.16 per diluted share, as compared to $1.3 million, or $0.06 per basic and $0.05 per diluted share in 2004. Gross margins rose to 78% from 73% in the prior year due to a higher mix of online advertising revenues and improved margins for merchandise revenue.
    Total operating expenses for the year increased to $36.9 million from $29.1 million in the prior year. Operating expenses for the year include approximately $4.8 million in legal fees related to The Knot's litigation with WeddingChannel.com, Inc. which was an increase of $1.7 million over similar legal fees recorded in 2004. In addition, operating expenses in 2004 reflected a non-cash gain of $1.2 million due to the settlement of a previously recorded liability with a distribution partner. On January 18, 2006, the Company filed a Form 8-K stating that on January 17, 2006, a stay was entered in the litigation between The Knot, Inc. and WeddingChannel.com, Inc., for a period of not less than 60 days, upon the joint request of the parties.
    Commenting on The Knot's 2005 results, Chief Executive Officer David Liu said: "We are encouraged by the continuing strong growth in our online and offline media revenue streams and our ability to drive bottom line results by maintaining strong margins. The advertising gains reflect our expanding base of local and national advertisers and their increased spending budgets for our sites and our publications. Our strong financial foundation enables us to expand our core business, while investing in other life stage opportunities beyond weddings."

    Fourth Quarter 2005 Results

    For the fourth quarter of 2005, the Company reported net revenues of $12.8 million, a 27% increase from the $10.1 million recorded in the comparable quarter of 2004. The Company also reported net income for the fourth quarter of 2005 of $1.5 million, or $0.06 per basic and diluted share, compared with $185,000 or $0.01 per basic and diluted share in the comparable quarter of 2004. Total operating expenses for the fourth quarter of 2005 and 2004 included approximately $1.1 million and $1.2 million, respectively, in professional fees incurred in connection with the WeddingChannel.com, Inc. litigation.
    "We are building a truly 21st century media company, offering a full complement of online and offline services for an expanding market. Our ability to provide advertisers the opportunity to reach our loyal community of members wherever they are looking for information continues to drive our solid financial results," Mr. Liu concluded.

    THE KNOT'S RECENT HIGHLIGHTS

    In December, American Express and The Knot announced a strategic partnership with the launch of two new co-branded, no annual fee consumer credit cards, The Knot Credit Card from American Express, developed for couples planning their wedding, and The Nest Credit Card from American Express, designed specifically for newlyweds. New cardmembers receive a unique planning kit which includes a valuable organizer for their specific new life stage as well as discount offers and special promotions from American Express and Knot and Nest advertisers.

    CONFERENCE CALL AND WEBCAST

    The Knot will host a conference call with investors at 2:30 p.m., ET on Thursday, February 9, 2006, to discuss its fourth quarter and year end 2005 financial results. Participants should dial in 800-638-7172 (ID# 4399782) at least 10 minutes before the call is scheduled to begin.
    Participants can also access the live broadcast over the Internet on the Investor Relations section of The Knot Web site, accessible at www.theknot.com/investor-relations.To access the Web cast, participants should visit The Knot Web site at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

    REPLAY INFORMATION

    A replay of the Web cast will also be archived on The Knot Web site approximately 2 hours after the conference call ends for a period of two weeks and will also be available at 800-642-1687 reference
#4399782.

    About The Knot, Inc.

    The Knot, Inc. (Nasdaq: KNOT) is a leading lifestage media and services company. The Company's flagship brand, The Knot, is the nation's leading wedding resource that reaches over one million engaged couples each year through the Web, newsstands, bookstores, national television and more. Its award-winning website, TheKnot.com, is the most-trafficked online wedding destination. The Company also offers a diverse collection of print publications including national and regional editions of "THE KNOT Weddings" magazine, a book trilogy with Broadway Books, and two gift book series. The Company also produces a TV series on The Oxygen Network, a Video On Demand (VOD) service for Comcast Cable and has content distribution partnerships with MSN and Comcast. The Knot, Inc. has recently launched several brands targeted before and beyond the wedding day, including teen-oriented PromSpot.com, newlywed site TheNest.com and online personals site, GreatBoyfriends.com. The Knot, Inc. is based in New York.

    This release may contain projections or other forward-looking statements regarding future events or the future financial performance of The Knot. These statements are only predictions and reflect the current beliefs and expectations of The Knot. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which The Knot bases its expectations may change prior to the end of the quarter. Although these expectations may change, The Knot will not necessarily inform you if they do. The Knot's policy is to provide its expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) The Knot's unproven business model and limited operating history, (ii) The Knot's history of losses, (iii) the significant fluctuation to which The Knot's quarterly revenues and operating results are subject, (iv) the risks and related costs associated with ongoing litigation, (v) the seasonality of the wedding industry and (vi) other factors detailed in documents The Knot files from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.




                             The Knot Inc.
                      Consolidated Balance Sheets
                            (in thousands)

                                             December 31, December 31,
                                                 2005         2004
                                             ------------ ------------
                                             (Unaudited)    (Audited)
 Assets
 Current assets:
   Cash and cash equivalents                     $17,685       $3,488
   Short-term investments                         11,550       19,550
   Accounts receivable, net                        4,805        3,152
   Inventories                                     1,622        1,411
   Deferred production and marketing costs           419          269
   Other current assets                              881          726
                                             ------------ ------------
 Total current assets                             36,962       28,596

 Property and equipment, net                       2,987        2,468

 Intangible assets, net                            9,110        8,634
 Other assets                                        326          296
                                             ------------ ------------
 Total assets                                    $49,385      $39,994
                                             ============ ============

 Liabilities and stockholders' equity
 Current liabilities:
   Accounts payable and accrued expenses          $5,574       $4,181
   Deferred revenue                                7,816        5,910
   Current portion of long-term debt                  47           43
                                             ------------ ------------
 Total current liabilities                        13,437       10,134
 Long term debt                                      106          153
 Other liabilities                                   505          505
                                             ------------ ------------
 Total liabilities                                14,048       10,792

 Stockholders' equity:
   Common stock                                      230          223
   Additional paid-in-capital                     77,550       75,154
   Deferred compensation                            (221 )         --
   Accumulated deficit                           (42,222 )    (46,175)
                                             ------------ ------------
 Total stockholders' equity                       35,337       29,202
                                             ------------ ------------
 Total liabilities and stockholders' equity      $49,385      $39,994
                                             ============ ============

                             The Knot Inc.
                 Consolidated Statements of Operations
               (in thousands, except per share amounts)

                      Three months ended        Twelve months ended
                         December 31,              December 31,
                   ---------------------------------------------------
                       2005         2004         2005         2004
                   ---------------------------------------------------
                   (Unaudited)  (Unaudited)  (Unaudited)   (Audited)
Net revenues:
Sponsorship and
 advertising            $7,328       $5,011      $25,844      $17,624
Merchandise              1,800        2,114       12,591       13,064
Publishing and
 other                   3,665        2,940       12,973       10,709
                   ---------------------------------------------------
Total net revenues      12,793       10,065       51,408       41,397

Cost of revenues         2,267        2,135       11,101       11,144
                   ---------------------------------------------------

Gross profit            10,526        7,930       40,307       30,253

Operating
 expenses:
Product and
 content
 development             1,682        1,418        6,879        5,162
Sales and
 marketing               3,538        2,918       14,212       12,068
General and
 administrative          3,600        3,225       14,491       11,092
Depreciation and
 amortization              370          229        1,271          817
                   ---------------------------------------------------
Total operating
 expenses                9,190        7,790       36,853       29,139

Income from
 operations              1,336          140        3,454        1,114

Interest and other
 income, net               259          106          763          300
                   ---------------------------------------------------

Income before
 income taxes           $1,595         $246       $4,217       $1,414
                   ===================================================
Provision for
 income taxes              114           61          265          139

Net income              $1,481         $185       $3,952       $1,275
                   ===================================================

Basic earnings per
 share                   $0.06        $0.01        $0.17        $0.06
                   ===================================================
Diluted earnings
 per share               $0.06        $0.01        $0.16        $0.05
                   ===================================================

Weighted average
 number of common
 shares outstanding
  Basic             22,989,034   22,252,906   22,715,724   22,073,885
                   ===================================================
  Diluted           25,407,705   23,780,720   24,878,652   23,650,408
                   ===================================================




    CONTACT: VMW Corporate & Investor Relations
             Vicki Weiner/Sylvia Dresner, 212-616-6161 info@vmwcom.com